EXHIBIT 99.1





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Little Falls Bancorp, Inc.                Contact:         Leonard G. Romaine
Little Falls, New Jersey                                   President
                                                           (973) 256-6100

Skylands Community Bank                   Contact:         Michael Halpin
Hackettstown, New Jersey                                   President
                                                           (908) 850-9010

                              For Immediate Release




                LITTLE FALLS BANCORP AND SKYLANDS COMMUNITY BANK
                            AGREE TO TERMINATE MERGER


         LITTLE FALLS AND HACKETTSTOWN, New Jersey, November 5, 1998 -- Little Falls Bancorp, Inc. (Nasdaq: LFBI) and Skylands Community Bank (Nasdaq: SKCB) announced today that the proposed merger between the two companies, announced on August 12, 1998, has been terminated by mutual agreement, including all agreements relating to the proposed merger.

         Both companies recognize the possibility that certain conditions to the closing of the merger might not be satisfied. Accordingly, the Boards of both companies have concluded that it is in the interest of both companies to terminate the merger, and avoid any additional expenditures.

         Little Falls Bancorp, Inc., headquartered in Little Falls, New Jersey, with its principal executive offices located in Little Falls, New Jersey, is a savings and loan holding company and the parent of Little Falls Bank. Little Falls Bank is a federally-chartered savings bank, having its principal place of business in Little Falls, New Jersey. Little Falls operates six banking offices, located in Little Falls, West Paterson, Glen Gardner, Milford, Alexandria Township and Baptistown, New Jersey.

         Skylands Community Bank is a commercial bank organized under the laws of the state of New Jersey, having its principal place of business in Hackettstown, New Jersey. Skylands Community Bank operates six banking offices, located in Hackettstown, Netcong, Succasunna, Oxford, Byram and Jefferson, New Jersey.